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                                                                   EXHIBIT 10.26

November 13, 2002

Mr. Hansel E. Tookes, II

                            Re: Transition Agreement

Dear Hansel:

     Please accept this letter confirming the understandings we have reached with respect to your employment with Raytheon Company, your resignation as an officer of the companies listed in Attachment A hereto, and your transition to retirement.

     1. Transition Period: Your transition from active employment with Raytheon to retirement status shall be effective November 1, 2002, with the concurrence of Tom Culligan, and your last date of active employment being December 31, 2002. Upon your request, your retirement payments may commence as early as January 1, 2003, as discussed more fully in paragraph 5 below.

     2. Severance/Retirement Transition Payment and Benefits. You will receive a Severance/Retirement Transition Payment of two and one-half (2 1/2) times your current annual base salary (total $1,175,625 based on your current annual salary of $470,250) payable within twenty (20) days of December 31, 2002. This payment is subject to required statutory withholding.

     You will also be eligible to participate on an active employee basis in company-sponsored medical and dental benefit programs for the period January 2003 through June 2005. Upon the completion of this period, you will not be eligible for any company-subsidized retiree medical benefits, but you and your spouse will have access to this medical coverage at your own expense.

     Your participation in other company-sponsored welfare benefit plans, including the severance pay plan, optional life insurance, accidental death and dismemberment, short-term disability and long-term disability, shall cease as of December 31, 2002.

     3. Results Based Incentive: 2002. You will be eligible to receive a Results Based Incentive Bonus for 2002 at the discretion of Raytheon based on established performance metrics.

     4. Personal Time Off ("PTO"): You will be paid your unused accrued PTO within twenty (20) days of your last day worked.

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     5.   Stock Options: For vesting and exercise purposes, your last day worked shall be December 31, 2002, and you will be eligible to exercise any vested options pursuant to the Stock Option Plan rules for retired employees.

     6. Supplemental Retirement Payment: Pursuant to the terms of your offer letter of July 6, 1999, you will be entitled to a retirement benefit using the calculation formula and other applicable terms and conditions contained in the Raytheon Company Pension Plan for Salaried Employees, calculated using your service with Raytheon and your twenty-two (22) years of service with United Airlines and United Technologies. This retirement payment shall be offset by the amount of the retirement benefit which you are eligible to receive from the United Technologies and United Airlines plans, as well as the amount you are entitled to receive from Social Security at the earliest eligibility date. Attached at A and incorporated into this Agreement is a detailed summary of the monthly pension and pay-out options for which you will be eligible based on a pension commencement date of January 1, 2003.

     7. Executive Life Insurance. Upon the first anniversary of the Executive Life Insurance policy acquired on your behalf which occurs after your retirement, the Company will fund this policy, at its current interest rate based on a death benefit of two (2) times your annual salary as of your last day worked. This payment is expected to be approximately $53,000. The payment on your behalf will be imputed income to you for tax purposes. This insurance policy has a conversion feature which you may exercise at your own expense.

     8. General Release: You agree to execute the General Release attached hereto in exchange for the consideration contained in this Transition Agreement. The General Release shall be executed on or about your last day of employment.

     9. Litigation Cooperation: You agree that, in the event that Raytheon Company becomes a party in any legal or administrative proceeding or asserted claim relating to events which occurred during your employment, you will cooperate to the fullest extent reasonably possible in the preparation and presentation by Raytheon Company in the prosecution or defense, including without limitation the execution of affidavits or other documents providing information requested by Raytheon Company. In the event that such litigation cooperation would be expected to require an appreciable period of time, which would result in any out-of-pocket cost or lost economic opportunity on your part, the Company agrees to provide an appropriate fee to offset such costs.

     10. Ethics Compliance: You hereby represent and warrant that, to the best of your knowledge, you have complied in full with all Raytheon Company policies related to ethics, and have disclosed to Raytheon Company all matters which were required to be disclosed by said policies. In particular, you represent and warrant that, to the best of your knowledge except as so disclosed by you, you have no information which you believe could be the basis for any charge of a violation of law by Raytheon Company or

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persons associated with Raytheon Company, including but not limited to violations of the False Claims Act or any federal or state environmental statute.

     11. Security Clearance: In the course of your employment at Raytheon Company, you may have come into possession of or exposure to matters due to your security clearance. Raytheon Company reminds you that disclosure of any information which came to you as a result of your security clearance, including work product, company plans and other matters, shall not be discussed or revealed in any way, except if required to do so pursuant to a proceeding instituted by an appropriate government agency or at the request of an authorized company agent.

     12. Confidential and Proprietary Information: You agree to keep all confidential and proprietary information of the Company, its subsidiaries and affiliated companies, including joint venture partners, strictly confidential except to the extent disclosure is required by law or court order, except to the extent that such confidential and proprietary information has become public through no fault of your own.

     13. Confidentiality of This Agreement: You and Raytheon Company mutually agree to keep the terms and conditions of this Agreement confidential and will not disclose the terms hereof to anyone, except to immediate family members, tax accountants, lawyers, financial advisors, the Internal Revenue Service or any other taxing authority, and the Division of Employment and Training in connection with any application you may make for unemployment compensation benefits, and/or others who have a reasonable need to know the terms hereof.

     14. Insider Information: In the course of your responsibilities you may constitute an "insider" for securities law purposes. We would like to remind you that any financial plan, program, estimate or matter not readily available to the general public shall be kept in strictest confidence and may not be disclosed or discussed.

     15. Non-Disparagement Agreement: You and Raytheon Company mutually agree not to disparage one another. Raytheon Company, its officers, directors and employees, and you shall have the right to make truthful responses to any charges, accusations or allegations, and no such response shall be considered a breach of this non-disparagement agreement.

     16. Arbitration: Any dispute arising under this Agreement shall be settled exclusively through arbitration. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in a city to be determined by mutual agreement. The decision of the arbitration panel shall be final and binding on both parties. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction.

     17. Entirety of Agreement: This Agreement supersedes all previous agreements, written or oral, between Raytheon Company and you relating to the subject

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matter of this Agreement. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the Company and you.

     You understand that, if you elect to revoke the Release attached hereto within seven (7) days after its execution, this letter Agreement shall be null and void and each party will have all rights and obligations afforded them under the law as if this Letter Agreement had not been signed by the parties and as if the Release had never been signed by you. You agree, in the event of revocation of the Release, to immediately return any consideration received in support of said Release.

     If you have any questions about this Agreement, please contact me.

                                          Sincerely,

                                          /s/ Keith J. Peden


                                          Keith J. Peden
                                          Senior Vice President, Human Resources

ACCEPTED:

     /s/ Hansel E. Tookes, II                  Date:_________
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     Hansel E. Tookes, II

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                                 GENERAL RELEASE

     I agree to accept the benefits and payments set forth in the immediately preceding Letter Agreement as full satisfaction in all respects of any and all obligations of any kind which might otherwise be due me from Raytheon Company. I hereby specifically waive, remise, release and forever discharge Raytheon Company, its affiliates, subsidiaries, directors, officers, employees, agents and successors (hereinafter referred to as "Raytheon") from all manner of claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against Raytheon as a result of my employment and the termination thereof, and do hereby covenant not to file or commence a lawsuit or administrative proceeding against Raytheon to assert any such claims. I understand that this General Release encompasses all claims, except those arising under the terms of the Transition Agreement by and between Raytheon and me, arising under federal, state or local law, including but not limited to claims under the Age Discrimination in Employment Act ("ADEA") or claims arising under any theory of wrongful discharge. This General Release is binding upon my successors, heirs, executors and administrators but does not waive any rights or claims which relate to events occurring after the date this General Release is executed.

     I understand and agree that, under the Older Workers Benefit Protection Act of 1990 ("Act"), this waiver of rights under ADEA must be knowing and voluntary and that, by execution of this General Release, I acknowledge that the following requirements of the Act to insure that such a waiver is knowing and voluntary have been met:

     (a) The waiver is part of an agreement between me and Raytheon, and I understand the impact of this waiver;

     (b)  The waiver specifically refers to rights or claims arising under ADEA;

     (c) I am not waiving rights or claims that may arise after the date the waiver is executed;

     (d) My waiver of rights or claims is in exchange for consideration in addition to anything of value to which I am already entitled;

     (e) I have been advised to consult with an attorney prior to executing this General Release;

     (f) I understand that I am to be given a period of twenty-one days within which to consider the General Release; and

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     (g)  If this General Release is executed, I understand that I may revoke the General Release during the seven-day period following its execution and that the General Release shall not become effective or enforceable until the revocation period has expired.

     I have read carefully and fully understand all the provisions of this General Release, including my rights under the Act. I acknowledge that this General Release sets forth the entire agreement between me and Raytheon with respect to additional consideration being provided to me and that I have not relied upon any representation or statement, written or oral, not set forth in this document.

                                                      /s/ Hansel E. Tookes, II
                                                     ---------------------------
                                                         Hansel E. Tookes, II

Date:_____________